EXHIBIT 99.1

TRICO MARINE SERVICES

Moderator: Trevor Turbidy
May 11, 2005
7:30 a.m. CT

Operator: Good day everyone and welcome to this Trico Marine Services conference call. This call is being recorded.

At this time, I'd like to turn to the call over to Mr. Trevor Turbidy. Please go ahead sir.

Trevor Turbidy: Good morning. My name is Trevor Turbidy, I'm the CFO of Trico. I've got to go through our legal disclaimer.

I just wanted to mention at the onset the statements in this conference call regarding business plans or strategies, projected benefits from future joint ventures, projections involving revenues, operating results, or cash provided from operations, anticipated capital expenditures, and other statements which are not historical facts are forward-looking statements.

Such statements involve risks and uncertainties and other factors. Further detail in the companies Form 10-Q and Form 10-K proxy statement and other filings with the Securities and Exchange Commission.

Should one or more of these risks or uncertainties materialize or the consequences of such a development worsen or should an underlying assumption proven correct actual outcomes may vary materially for those forecasted or expected.

The company disclaims any intention or obligations to update publicly or revise the statements whether as a result of a new information, future events, or otherwise.

I'd now like to turn the call over to our Chairman and interim CEO, Joe Compofelice, who will give you an update on our operations. Joe.

Joe Compofelice: Good morning and thank you Trevor. I'd like to thank everybody for calling in this morning. This is our first quarterly conference call and earnings update in some time and there's several first that happened during this quarter.

It's our first chapter out of chapter 11, while we weren't in there for very long. It was quite fast. We accomplished what we intended to accomplish with that. We reduced our debt from over $400 million prior to exiting chapter 11 to a level that's under $140 million at the close of the first quarter on a net debt basis; that's a 65 percent reduction in our debt.

Our annual interest rate as a result of that process dropped from about $30 million to about $8 million; a 75 percent reduction.

And this for Trico is the lowest level of debt-gross debt or net debt that - that it has had since 1997. This is the first quarter of increasing revenues since the fourth quarter 2001. Our revenues in the first quarter increased 62 percent over the comparable quarter in 2004.

This is the first quarter of really increasing average day rates in each of our major markets where we operate; the North Sea and the Gulf of Mexico.

When I complete my comments I'll let our CFO, Trevor Turbidy, review rates and utilization in more detail.

The first quarter, I'll give you some commentary just kind of characterizing that quarter in general. We saw very strong spot market rates in the North Sea and in the North Sea kind of steadily strengthening term market conditions. We saw a steady progression of improving rates in the Gulf of Mexico. And improving activity in rates in Mexico itself, which is becoming more important to Trico where we now have roughly 10 vessels in operation.

On a spending note notwithstanding higher intended spending in the markets that were focused on growing in- in Nigeria and Mexico and a charge for stock option expense associated with grants made concurrent with the restructuring while continuing operating expenses have been reduced and we're focused very much on reducing them.

Planned asset sales added somewhat to our first quarter cash flows but importantly the prime contributor to first quarter cash flows was really strong operating cash flow. Trevor again, when-will go through our current liquidity position but cash flow is very good.

And finally, our balance sheet is in far better shape than it's been in a long time. The restructuring not only reduced debt, but there was a lot of cleaning up of your balance sheet associated with fresh start accounting. Our financial statements are a bit confusing from an accounting point of view with not only fresh start accounting but a revaluation of assets that's required when you come out of chapter 11.

But we have several members of our counting staff on this call in case anybody has any questions regarding details of fresh start accounting, which is something like I said you just don't see everyday.

On a going forward basis, we are trying to be real clear about our strategy. We are interested in strengthening our balance sheet, improving liquidity, and reducing debt. Again, we accomplished an awful lot during the chapter 11 process. But this is a very cyclical business and in my opinion anyone in this business should have a very -a very low level of debt and we believe less debt than we have now. So, we are very focused on continuing to reduce debt.

We reduced quite a bit of cost during the restructuring process, but we are very focused now on continuing that process. We have efforts going on studying best practices and appropriate spending levels in the area of repairs and maintenance and classification cost. And we are doing the same thing in the terms of direct vessel operating expenses.

Most of our boats are in the relatively mature market of the Gulf of Mexico and the North Sea. As I indicated previously we are moving more boats into Mexico. We see real good intermediate term, four or five year sort of term positive growth characteristics in that market. That market is influenced a lot right now by construction activity with (PMEX)'s construction program for platforms going forward.

We consider West Africa where we've only had a minor presence in the past and important growth market. And we expect to make more progress expanding into that market and while we don't have anything in Asia right now. We are very focused on studying how best to enter that market. We consider it probably around the world having the best long-term growth characteristics and also stability characteristics of any really major geographical market in the world.

We are focused on upgrading our fleet. This is a highly competitive business. We are going to try to optimize our fleet by selling ((inaudible)) underutilized vessels, replacing them with new and more technologically advanced vessels to have the capabilities our customers require in each specific region; that's an important part of our strategy to kind of get that number in terms of the age of our fleet down.

We continue to see strengths in all of the markets we are operating in in terms of rates. You'll notice in our 10-Q and also I believe in our press release we talk about rates for the month of April, the first month after the end of the quarter but it's the month that we've completed our numbers on prior to filing the 10-Q-I mean completed the numbers in terms of rates and utilization.

And you can see from those numbers that the implication is that the first quarter North Sea numbers were actually stronger than what we are seeing in April. We don't consider that necessarily indicative of anything other than the fact that the spot market for anchor handlers in the North Sea was just exceptionally strong. You can see from the first quarter and April number in the Gulf of Mexico that we're continuing to see improvements in rates in that market.

I'll turn the discussion back over to Trevor who'll fill in a little bit more information on rates and utilization, talk about liquidity, and touch on some of what is unusual and different account requirements in the first quarter. Trevor.

Trevor Turbidy: Thank you, Joe. Before I get started, I want to introduce our general council and director of corporate governance (Rishi Varma) who joined Trico last week. Rishi has had a seamless career in the legal field practicing for several years in a New York law firm advising clients in corporate finance securities in general corporate matters. Rishi joins us from a Houston based public company where he served as a securities counsel and director of corporate governs.

While he's only been with Trico a short time we are thrilled with his contribution already and his ideas and believe he's going to be a significant asset to the company.

Welcome Rishi.

While 2004 was a challenging year in the OSV industry in particular for Trico with ledger report that our first quarter operating performance was the companies best since the first quarter - or fourth quarter of 2001.

We complete our restructuring emerging from chapter 11 protection on March 15, 2005. as a direct result of our lengthy negotiations with our creditors we were able to coordinate a prepackaged plan of reorganization thereby minimizing our disruption to our business, customers, vendors, and employees, and maximizing the enterprise value of the company.

As a result of the restructuring, as Joe eluded to we have reduced our liabilities by $275 million and our interest expense by $22 million per year and improved our liquidity with our exit financing which I'll be discussing later in the call.

First a point of clarification in our press release. We have an unusual financial table presentation. This is mandated by our fresh start accounting treatment in connection with our reorganization.

As you can see, we present the predecessor company for the period January 1st to March 14th and the successor company from March 15th to March 31st.

We will be making reference to the combined results but a complete breakdown of our successor and predecessor financial can be found in our most recent draft; the form 10-Q, as well as in our press release.

Further we have adopted a number of changes in accounting policies which I promise to discuss later in the call. As you saw in our press release we reported revenues for the first quarter of 2005 of 38.1 million; that's up 62 percent from 23.6 million in the first quarter of 2004.

As Joe discussed earlier, we have been the beneficiary of dramatically improving rates and levels of activity worldwide.

Moving on to some specific day rates.

Day rates for the companies Gulf class supply boats average $5,193 per day with utilization of 52 percent in the first quarter of 2005. Compared to $4,800 a day with a utilization of 54 percent in the fourth quarter of 2004.

Obviously the market has improved significantly since the first quarter of 2004 when the Gulf's supply boats averaged -day rates averaged $4,287 a day and utilization was 43 percent.

I think it's important to note that when we refer to our Gulf class utilization we are referring to 48 vessels; 19 of which were stacked during the quarter. Utilization of active vessels during the quarter-first quarter 2005 was approximately 86 percent.

Results included as Joe spoke of April day rates and utilizations by class in order to get everyone an updated picture of the rate environment activity.

In April day rates for the company's Gulf classified boats averaged $5,496 a day with utilization of 55 percent or 91 percent of the actively market in vessels.

North Sea day rates averaged $15,777 a day with a utilization of 89 percent in the first quarter of 2005. Compared with $12,461 per day with the utilization of 89 percent for the fourth quarter of 2004.

In contrast, in the first quarter of 2004 North Sea day rates average $10, 461 per day with the utilization of 68 percent. The impact of the strong market conditions in the North Sea during the first quarter of 2005 is somewhat dampened by the fact that we have 14 of our North Sea class vessels under medium or long-term contracts. In April 2005 North Sea day rates averaged $13,824 a day with utilization of 85 percent.

Crew and line handlers averaged day rates of $2,223 a day with utilization of 91 percent in the first quarter of 2005. Compared with $2,639 a day with utilization of 89 percent in the fourth quarter of 2004. For the first quarter of 2004 line handlers average day rates of $2,494 a day with utilization of 84 percent.

During vessel operating expenses increased 3.9 million in the first quarter of 2005, 20.2 million compared with 24.1 million in the fourth quarter of 2004. However, it's important to note that included in the fourth quarter of 2004 with a charge of 2.1 million for our UK pension plan due to our share of potential increase liability of a multi-employer pension plan.

In addition in the fourth quarter of 2004 we had a higher repair maintenance costs compared to prior quarters.

In comparing the first quarter 2005 with a comparable period in 2004 direct vessel operating expenses increased 12 percent from 18.1 million in the first quarter of 2004. This increase is primarily due to increases in labor costs, supplies and repair and maintenance costs. The increase in labor is resulted-is a result of the overall fleet utilization.

General administry of cost increased 68 percent from 3.6 million to six million when comparing the first quarter of 2004 to the first quarter of 2005. Obviously, there is a little bit of extra discussion. The increase in G&A is probably related to the recognition of a million dollars of stock compensation for stock option grants to employ during the quarter. We adopted the expense recognition provisions under FAS 123R on the exit date in accordance with accounting guidelines-guidance for companies emerging from a restructuring.

In addition to costs associated with recruiting and compensating our new board of directors costs associated with Sarbanes-Oxley compliance and legal and consulting costs in the North Sea have increased compared to the first quarter of 2004.

The company's depreciation and amortization expense decreased $500,000 from 8.3 million in the first quarter of 2004 to 7.8 million in the first quarter of 2005. the decrease is primarily due to the overall reduction in the net book value of our long lived assets which was recorded when a negative could well was allocated to our long lived assets during the fresh start accounting on March 15th 2005.

In addition, we saw the North Sea vessel in July 2004.

Going forward you can see the depreciation amortization expense was approximately six-you know, six and a quarter-six and a half million per quarter not included in our DNA is the amortization of marine inspection costs which is broken our separately on the income statements which was two million for the question but that's going to be expense going forward; we'll discuss that later in the call.

Our combined operating income for the quarter was $2 million, an increase of 11.3 million versus the comparable period in 2004.

I'd like to spend a few minutes covering our balance sheet as well as our cash debt and liquidity currently. Admittedly, this will seem a bit technical but it's important information that I hope will enable you to better understand the impact of our restructuring and our exit debt covenants and operating results.

We had total debt of 137.5 million which was comprised of the following: Our US credit facility, our NOK credit facility, not term loan and two MARAD notes.

On March 15th 2005 we repaid a retired the debt outstanding under our D-I-P credit facility with our $75 million exit credit facility with amortized and has a five-year maturity.

As of March 31st 2005 we had 54.6 million outstanding under the secured term loan component of our exit credit facility and no indebtedness outstanding under our revolving credit facility giving us $20 million liquidity in the US.

Interest is based on at the company's option live work plus 525 basis points were primed plus 425 basis points which was 8.3 percent at March 31st 2005.

Our exit credit facility has covenants with respect to among other things additional indebtiveness, new liens, payments of dividends, sales of assets, acquisitions, loans, investments, as well as covenants establishing maximum capital expenditure, maximum maintenance and marine inspection costs, minimum EBITDA maximum -and maximum leverage ratio.

The facility is subject to a one-year non-call and prepayment penalties starting at year two at 103 and declined ratably to par in year five.

We also had 47.3 million approximately 300 million NOK outstanding under our Trico supply bank facility that’s our Norwegian entity. Bearing interest at (Nibor) Norwegian interbank, (Nibor) plus 200 basis points which was four percent in March 31st 2005.

In addition, we had 23.-21.3 million or NOK 135 million outstanding under our NOK term loan, which bears interest at a similar rate.

Finally, we have two MARAD notes outstanding totally 14 million which bear interest at approximately 6.1 percent.

In March 31st 2005, as I mentioned, our $21 million US revolving credit facility was undrawn on our Norweign credit facility had $237 million (NOK) or in US dollars 37.4 million US dollars of borrowing capacity available.

Our Trico banks supply facility availability reduces by 40 million (NOKs) or $6.3 million every March and September. We are not currently restricted by our financial covenant restricting funded debt to 5.5 times the level of operating income plus depreciation and amortization for our North Sea operations on a trailing 12 months basis.

Combined with our unrestricted cash addition of 15.9 million as of March 31st 2005 our available liquidity was 73.3 million. Of our 15.9 million in cash, 8.4 million was in the US and other excluding cash in Norway.

We had restricted cash at 7.5 million which is actually listed in two spots in the balance sheet, one is a current asset and one is a long-term asset; 6.5 million of that is listed in the long-term asset which is used to collateralize outstanding letters of credit.

Capital expenditures in the first quarter were a million dollars and we do not project significant capital expenditures for the balance of the year and the first quarter should serve as a good indicator for cap ex for this year.

As I promised I'll be spending a few minutes on the really exciting part of our call; the changes in accounting that we adopted in the quarter as part of our exit from chapter 11protection.

The most significant impact on a reorganized balance sheet is the reorganized value of the company. The reorganization value was determined based on the company's financial projections with assistance of its financial advisors using various valuation methods.

As confirmed by the bankruptcy court, the estimated reorganization value of the company was determined to be approximately 110 million. After determining the reorganization value other significant assumptions related to the fair value is attributed to our long-lived assets which were generally obtained by independent third party appraisals.

The application of fresh start resulted in negative good will of 155.1 million which is allocated on a (pro rata) basis to reduce the value of our long-lived assets primarily which were marine vessels.

Re-inspection cost was another area where we had a significant change in the accounting policy that we adopted this quarter. We changed our method of accounting from-to defer an amortized method to the expenses incurred method.

Therefore, in all periods after March 15th marine inspection cost will be amortized or will be expenses incurred, not amortized. This change will likely lead to greater fluctuations that our operating profit in the future periods depending on the timing and nature of our marine inspections. However, we believe this change is preferable because it provides a better presentation of operating expenses and earnings in a given period. During the remainder of 2005 we have approximately $7 million of planned expenditures related to schedule marine inspection costs.

I want to spend a few minutes on deferred revenue since I've already received a few calls on this topic and it is somewhat -it is somewhat unusual. During the application of fresh start counting, the company is required to determine the fair value of it's assets and liabilities including contracts that are in process at the exit date based on estimated normal profit margins at that date.

As such an asset for a favorable contract or a liability or unfavorable contract is required to be recorded. These assets or liabilities are then required to be amortized based on revenues recorded over the remaining contract lives essentially resulting in the recognition of a normal profit margin on contract activity performed subsequent to the acquisition.

The company recorded deferred revenues of 16-16.7 million at March 31st 2005 related to its charter (har) contracts in the North Sea representing the unfavorable contact terms discounted at present values. Although no additional cash benefit will be recognized by the company, the reversal of deferred revenue on unfavorable contracts will have a positive impact on the company's stated revenue and operating income during future periods particularly the remainder of 2005 and 2006.

During the period for March 15th 2005 to March 31st 2005 the company recorded approximately 600,000 of non-cash revenues relating to the reversal of deferred contract revenues which you can see listed on the income statement.

The remaining liability of 15.5 million is included in deferred revenues on a favorable contract in a consolidated balance sheet at March 31st 2005.

I bet you are sorry I kept my earlier promise to discuss the accounting changes further, but obviously we felt that it was important given the unusual nature of them.

With that, I think we'll open lines for questions. Jake, if you could turn the caller's questions over to us that would be great. Jake, if you could open the lines for questions that'd be great.

Operator: Thank you sir. Today's question-and-answer session will be conducted electronically. If you would like to ask a question, you may do so by simply pressing the star key followed by the digit one on your touch-tone telephone. Do keep in mind, that if you have been using your speaker phone please make sure your mute function has been turned off to allow your signal to reach our equipment. Once again, that is star one for a question. We'll pause for just a moment to assemble our roster.

We'll take the first question from Tom Rinaldi, Brencourt Advisors.

Tom Rinaldi: Good morning. Just wanted to see if you could help me understand the -the difference in operating expense from Q4 to Q1, I think there was something similar that happened last year? How much was seasonal? How much was unusual, maybe unstacking something?

Trevor Turbidy: Yes. I think we touched on it briefly. You raise a good point. The Q4 expenses we had the UK pension issue in the fourth quarter which was 2.1 million and then some increased repair and maintenance in Q4.

Tom Rinaldi: OK. So, nothing seasonal that would necessarily repeat? Although things that you just...

Trevor Turbidy: Correct...

Tom Rinaldi: ...described come up from time to time.

Trevor Turbidy: No, that's correct. It was not seasonal in Q4.

Tom Rinaldi: OK and now April versus Q1 versus what you've experienced in May in the North Sea, how much would you have us understand is a real market change or something along the lines of like having one or two particular anchor handlers getting a big contract versus not getting it? Do you see what I mean?

Joe Compofelice: Yes. I mean we can say a little bit about that Tom but we have 14 vessels in the North Sea; 10 are under contract, four are in the spot market. On any given weekend, on any given day in the North Sea the rates for anchor handlers can move really, really, substantially, in some cases doubling. And in the -in the first quarter we had a couple of periods particularly in January and February where customer events, rig moves conspired to make those few end anchor handlers we and others had extremely valuable. It is very hard to predict that and -but I can tell you this, it was an unusually positive thing for spot rates for anchor handlers during the first quarter.

Tom Rinaldi: OK. No, I understand that you can't predict that. I guess anecdotally I've heard some things about May that have been pretty aggressively positive. I don't know if -if that's been your experience. But, the 10 and 14 I'm missing for in the North Sea.

Trevor Turbidy: Yes. I think Joe misspoke it's 14 under contract.

Joe Compofelice: 14 under contract, I'm sorry; 18 total.

Tom Rinaldi: Oh, OK. That makes more sense. And the four spot are the -all the anchor handlers or is it a mix of those in the PSV?

Trevor Turbidy: It's primarily the anchor handlers but there are two PSVs that are a spot as well.

Tom Rinaldi: OK. And can you just remind me which two vessels you sold that are going to close in I guess -what is it, April or May and July or something?

Trevor Turbidy: Correct. The 'Sea' and the 'Seeker'. Those are some of our older vessels that we were having difficulty getting constant and acceptable utilization on.

Tom Rinaldi: OK. Was one of those the one that was going to tow a rig from the Gulf to the-to West Africa...

Tom Rinaldi: ...or is that a different one.

Trevor Turbidy: ...I believe it was.

Tom Rinaldi: Oh, OK. All right, that's all I have. Thanks.

Trevor Turbidy: Not a problem.

Operator: And we'll take the next question from (Bob Woodenhall) with (Edge Asset Management).

(Bob Woodenhall): Hey, good morning. I was just curious. For the year it sounds like cap ex is going to be in the ballpark of $5 million.

Trevor Turbidy: Yes, it's in that range. That's correct.

(Bob Woodenhall): And depreciation and amortization should probably straight line out around 40-$42 million roughly?

Trevor Turbidy: No, I think depreciation you are going be in the six and a quarter million dollar range per quarter.

(Bob Woodenhall): OK. And in just in terms of the break out I'm trying to understand a little bit better. The US exit facility has separate leverage tests for the Gulf of Mexico, correct?

Trevor Turbidy: Correct.

(Bob Woodenhall): What's the test there?

Trevor Turbidy: Yes, it's basically a test of -actually in the States is the Gulf of Mexico, it's basically a test of the non-Norwegian.
(Bob Woodenhall: What is that number exactly?
Trevor Turbidy: It's 2.1 million for the year.
(Bob Woodenhall): OK.

Trevor Turbidy: And if you want a quarterly breakdown, we can obviously give that to you as well, but it's also highlighted in the exit finance documents, which is filed as an 8K.

(Bob Woodenhall): Great and so the max debt for the non-Norwegian assets starts in '06, not '05?

Trevor Turbidy: Correct.

(Bob Woodenhall): Great. Thanks very much.

Trevor Turbidy: Not a problem. My pleasure.

Operator: And now moving on to Robert Ryan, (Bank of America Securities).

Robert Ryan: Thank you. And thanks for taking my call. As we think about the North Sea I guess you have close to 18 vessels today and 14 are available in the spot market. If we were to look out to, I don't know the start of ‘06, how many vessels at that point would be under contract given where you stand today.

Trevor Turbidy: I believe if the number you are looking for is kind of what's our contract cover in '06.

Robert Ryan: Yes.

Trevor Turbidy: It's around 16 percent of the number of days.

Robert Ryan: OK and if you could just for us lay people, break that down roughly between how many vessels would be under contract and how many under spot at the start of the year?

Trevor Turbidy: I'd have to get that number for you but I believe it was five vessels under contract but they are not under contract for the entire year so.

Robert Ryan: OK and how do you guys think about obviously the -there's been a lot of strength and there's been strengthen in the North Sea, it seems like command has picked up again this week. How do you think about the opportunities that present themselves for terming out some of your equipment just giving the underlying demand that you see?

Joe Compofelice: Well, it's one of the more difficult decisions we make. In the past perhaps the risk profile has been too high, too much dependence on the spot market. The spot market, you know, turns up very fast in turns down very fast.

You know, we are interested in -in a stable cash flow until our debt is a little bit lower. The mix we have right now feels pretty good. As Trevor indicated with only 16 days-16 percent of the available days under contract-under existing contracts for 2006 we are going to have some good opportunities to renew term contracts.

If the market continues strengthening those might be at better rates and if at the end of '06 we had a mix similar to today's mix in terms of term and spot and the same sort of commitment at the end of -or the middle of '06 looking out to '07 in terms of percent of days under term contract we'd be happy with that Robert.

Robert Ryan: OK, thanks. And I missed part of the call. I might have missed this discussion

You filed the registration statement registering the -the 10 million shares held by the bondholders and an additional two million shares. Could you give your thoughts on what we should be looking for in terms timing?

Joe Compofelice: We really don't have anything specific to say about timing.

Robert Ryan: OK.

Joe Compofelice: You know, it was-it was easy for us to include primary shares with this registration statement. What happens in terms of when and who might participate in a transaction. But at the beginning of the call we did talk about how we feel-a boat company like Trico needs probably even less debt than it has now.

Robert Ryan: Right.

Joe Compofelice: And so if there's an opportunity to strike a better balance we'll take advantage of it when hopefully the equity markets and the boat markets are-are positive.

Robert Ryan: Right.

Trevor Turbidy: Robert, I think it's also important to note that the reason it was filed, the one that was your asking about the timing of the filing is it was mandated under our agreement with bondholders who are now shareholders. Obviously they are focused on getting liquidity and we'll obviously use our best efforts to ensure liquidity for them as well as finding an avenue for additional capital for the company.

Robert Ryan: And I haven't scrutinized the filing page by page. But, do you know now which exchange the shares will be traded on?

Joe Compofelice: we were on NASDAQ before...

Robert Ryan: Yes.

Joe Compofelice: ...that would be my guess, but no decision h as been made. But it seems kind of logical for us to do that.

Robert Ryan: Sure. And then in terms of your taxes this year and I recognize there is this multidimensional consideration with your-with the bankruptcy process and with the jobs creation act here in the US with this window that allows you to repatriate and then perhaps some considerations with the authorities on the ground in -over in Europe.

But, what's your understanding now if you were to sell a vessel or a number of vessels over in the North Sea, how should we think about the potential tax impact if you were to bring the proceeds back into the US?

Joe Compofelice: Trevor.

(Jeff): Yes, this is (Jeff). If we see vessels in the North Sea and the proceeds go to Norway we would -we would suffer taxes if you bring those proceeds over to the US absent a reduction and paid in capital which a lot of us do bring the tax-free money over in a tax efficient manner.

If we did not have a reduction and paid in capital and took them over I think they would have 28 percent income taxes ((inaudible)) Norway and a further 15 percent withholding tax if they went from Norway to the US. So, the idea would be for us obviously to try an get a reduction in ((inaudible)) capital and ((inaudible)) before we did that repudiation.

Robert Ryan: And how do you go about affecting that reduction and paid it in capital?

Male: Yes-that's-basically we-it's a little bit of a length Norwegian process. We'd have to consent from our Norwegian banks which we've got at least a verbal consent that our-that they understand our understanding-or they understand our need to do that.

You'd also have to put an advertisement in the paper, it's got to be outstanding for a number of days where people have the chance to object. We've done this about three years ago successfully. It's just a time consuming process that we are undertaking currently, not so much for a need for liquidity but just as a-you know insurance.

Robert Ryan: OK. So, it doesn't sound insurmountable.

Male: No, it's not. It's just time consuming.

Robert Ryan: Got it. OK, thank you very much.

Male: You're welcome.

Operator: And now moving to a question from Joe Galzerano, Murray Capital.

Joe Galzerano: Good morning. Joe Galzerano. I just wanted to - I think you made some comments that you had intended cost for Nigeria and I just wanted to see if there is any moving cost, if there is any items in the first quarter for cost associated with movements into Mexico and Nigeria, or anything like that?

Joe Compofelice: Yes. Trevor-I'll let Trevor answer it but my comment was that in those two areas we expect cost to go up. We need to beef up our infrastructure and those two markets. One is already paying off dividends by getting the boat level virtually doubled where it was a year ago and that's Mexico. We haven't seen improvement in West Africa, but we expect to going forward. So I was trying to single out that those are areas where we expect to see infrastructure costs going up. But inside that there are cost reductions going on in terms of the company's general approach to further reducing it's overall operating expenses.

Trevor Turbidy: Yes, Joe to answer your question about mobilization to West Africa. We have not had any mobilizations to West Africa. When we do, which as Joe eluded to is going to be part of our ongoing strategy. It's about a quarter of a million dollar move.

Mexico is relatively insignificant. While it's a different county, it's about a you know a one and a half day -one down there so it's not instrumental in cost.

Joe Galzerano: OK and then two of the previous questions focused on rates and what's going on in May but I haven't heard you mention what-and give us any color on May rates.

Joe Compofelice: We're not-we are going to be as a practice coming out of chapter 11 and for possibly a long time going forward we are going to be just real, real, reserved on guidance so we have nothing to say about May. We can only speak to April, which is what we have in our 10-Q and press release.

Joe Galzerano: OK.

Operator: And now taking a question from Steven Rodgers, Whitney & Co.

Steven Rodgers: Yes, hi. Could you go over again the boats that you've sold in the North Sea and when those come off and what the fleet will look like at the end of '05?

Trevor Turbidy: Sure. The 'North Sea' was sold about four weeks ago and the 'Seeker' is going to be sold in July-mid-July I believe.

Steven Rodgers: So, 16 boats at the end of '05 unless-without anything else changing?

Trevor Turbidy: Correct.

Steven Rodgers: OK and one other follow-up; for your days in the quarter that you used to calculate with ADRs and utilization. Could you just go over that methodology for us?

Trevor Turbidy: You are talking about the utilization on the vessels versus on the Gulf stacked vessels is that what you are referring to?

Steven Rodgers: No, I'm just simply saying if I were to take your ADR and your utilization and try and back into the revenue that you report for the quarter, what days assumptions are you using the full 90 days or 91 days in the quarter or are you...

Trevor Turbidy: ...yes....

Steven Rodgers: ...OK. Thanks.

Trevor Turbidy: Not a problem.

Operator: Moving to Tim Lindvall, AIG.

Tim Lindvall: Good morning. I've got two questions; one on the marine inspection costs and just comparing to historical quarters since you are now expensing them. Is that the two-is that all on that line item the two million for this quarter or is any of that in the direct vessel operating expenses that would not have been in there historically?

Trevor Turbidy: A portion is in the direct vessel operating expenses, two weeks worth. The two million that I spoke of is the amortization of marine inspection cost.

Tim Lindvall: So, going forward you mentioned...

Trevor Turbidy: ...right, going forward -to answer your question. Going forward it's going to be indirect vessel operating expense.

Tim Lindvall: The inspection costs

Trevor Turbidy: Correct. It'll be expenses incurred.

Tim Lindvall: OK. And those were previously capitalized, right?

Trevor Turbidy: Correct.

Tim Lindvall: OK. And what - how much approximately will that increase the direct operating vessel expenses?

Trevor Turbidy: About seven million dollars for the year.

Tim Lindvall: OK. So, on a year over year basis those will be all else equal seven million higher since your not expensing numbers is capitalized?

Trevor Turbidy: Correct.

Tim Lindvall: OK. And the second question was on expanding geographic presence. Do you have an update on that as far as you mentioned, you may pursue joint ventures or a cooperation of local partners? Any update on strategically what the company is thinking going forward.

Joe Compofelice: Well, our general thinking is we are in-we are focused on two areas that for two different reasons suggest going forward with partners makes sense.

In West Africa a huge part of that market is Nigeria and the new (Cabatoge) laws there put you in a far better competitive position if you have a Nigerian partner going forward. And so we are anxious to find the right partner and we are in the process of working through that.

In Asia the reason we'd like to move forward with a partner is different. Asia is a you know, a giant area with lots of important sub markets within it. Given Trico's size and the-versus the size of Asia it makes sense to get somebody that when we look at boats that are necessary, capital that's necessary, management that's necessary, crewing that's necessary to work with somebody that has a meaningful operating presence in the area and move forward on that basis. It's simply a more conservative way to move forward.

And again, we are trying to identify who the right partners are, in what areas, and the most appropriate structure for moving forward.

Tim Lindvall: Thank you.

Operator: And now a question from Mike Econn with Basso Capital.

Mike Econn: Yes, can you-I may have missed this, but can you -did you mention that if any boats-how many boats do you currently have in Asia and have those been moved from the Gulf and if so how many stacked vessels have been moved?

Trevor Turbidy: We have no boats in Asia currently.

Mike Econn: OK, thanks.

Operator: And now a follow-up from Tom Rinaldi, Brencourt Advisors.

Tom Rinaldi: I wanted to see if you could share with us any status of conversations with some of the large shareholders particularly Kistefos?

Compofelice: We-we've spoken to the people at Kistefos. The-we are happy to have that type of sophisticated investor who knows the boat business involved in the company. We've talked about our strategy.

We believe that they agree with our strategy and we stay in communication and I know I haven't in the first quarter with all large shareholders of course in that context. You can all take comfort in the fact that we are only talking about the same type of material we are talking about in this call. The material that the company has -has already disclosed.

Tom Rinaldi: OK. So, any-would you consider any type of working relationship with their boat company, I guess it's (Viking).

Compofelice: To tell you the truth we did not-we haven't discussed that. It hasn't come up so I guess I don't know the answer to that question. In any-in any market where we can work together with other boat companies to improve our overall results whether they are a shareholder or not is kind of not an important part of that question.

But it's a good operating platform in any part of the area to move forward. And you can tell from my Asia comments that that's something we are focused on there working with others. But no it hasn't-it hasn't come up Tom.

Tom Rinaldi: OK and when I think about the North Sea operation is all of the shore based in the direct operating cost or is some of that in your G&A?

Trevor Turbidy: That is all in G&A.

Tom Rinaldi: And how much of the G&A relates to the North Sea fleet?

Trevor Turbidy: Let me get that number for you. About six million.

Tom Rinaldi: OK. Great. Thanks again.

Trevor Turbidy: Thanks.

Operator: And now taking a question from David Wright Henry Investment Trusts.

David Wright: Good morning. Can I infer from your prior statement that the company is not going to be giving any revenue or earnings guidance?

Compofelice: Yes.

David Wright: OK. When are you planning on having your next annual meeting?

Compofelice: Have we-Trevor I'm trying to think. Have we announced that?

Trevor Turbidy: Yes. It's March-it's filed as part of the proxy. It is March 15th-or sorry, June 15th.

Joe Compofelice: June 15th, yes, June 15th.

David Wright: OK. I must have missed the proxy filing. Can you just elaborate on your listing plans because you filed this registration statement you said in your K that you would be seeking a NASDAQ or other exchange listing as soon as administratively possible? What are the remaining hurdles for seeking that listing?

Compofelice: The previous difference-I mean the biggest hurdle we have - and it's not a big hurdle, it just requires a reasonable distribution of the stock is the requirement for a minimum of 400 shareholders.

The bonds become highly concentrated during the restructuring process and we have far less than that-probably far less than 100 possibly far less than 50 out there now.

So, until we have a reasonable broad distribution of the common stock we'll continue to miss that but we are anxious to get to that point and get listed again.

David Wright: So, you need 400 beneficial owners?

Compofelice: Yes, well I'm not sure if it's technically beneficial owners, but 400 different shareholders.

Trevor Turbidy: 400 shareholders is the NASDAQ.

David Wright: Can you tell us what's happening with the CEO search?

Compofelice: Yes, we've retained a search firm-a nationally recognized search firm. We've had several sessions with them. They are well into the process. I think this is going to be an exciting job for someone. I think it's going to have a very good level of interest and we are hopeful that over the next couple of months -I am particularly hopeful that over the next couple of months we recruit a CEO.

David Wright: Well, why did (Tom Fairly) leave?

Compofelice: He didn't give a reason for leaving. And I guess we could all speculate on it, but I'm not sure that accomplishes anything. But, Tom didn't give a reason for his departure, he simply wanted to resign. And like I said we could talk for a long time about why.

He was a long time with the company-the restructuring while we are only in chapter 11 for a short period of time was a long difficult process but who knows, he didn't give a reason.

David Wright: OK. Well, good luck. Thanks very much.

Compofelice: Thank you.

Operator: Now moving to a follow-up from Robert Ryan, Bank of American Securities.

Robert Ryan: Yes, thanks. Just a couple of things; the-I believe you said you had 19 vessels stacked in the Gulf of Mexico. Is that right?

Compofelice: That's correct. We are unstacking-in the process of unstacking three which is highlighted in our 10-Q, so we'll have 16 stacked at the end of Q2.

Robert Ryan: OK. And what's the trend been there if you look back over the course of last few quarters. Is 19 sort of the high water mark?

Compofelice: Yes.

Robert Ryan: OK. And how much cost is associated with the stacking and destacking a vessel?

Compofelice: Cost associated with stacking is relatively minor, it's just basically take the crew off and it would be the insurance cost. Unstacking is obviously, you have to get the vessel classified and ready for service. That cost can range anywhere from $150,000 to over 400,000.

Obviously, we would try to pull the vessels that are the least expensive out of the group first which have the operating characteristics that customers are seeking.

Robert Ryan: Right, OK. And then in terms of-you may have said this-the restricted cash to break down between what's in the US and what isn't.

Compofelice: Yes. Approximately eight and a half million is US and other cash.

Robert Ryan: OK...

Compofelice: ...is in Norway which is why we broke it up that way.

Robert Ryan: and in terms of there have been a number of smaller transactions in the North Sea away from your company, but how would you describe the-the interest among third parties in assets generally these days compared to where it was say, a year ago.

Joe Compofelice: We have Mike Wallace on the call, our head of sales and marketing and he's got a pretty good feel for that. Mike would you comment on that please?

Mike Wallace: Sure, Joe. We have seen an increase in asset desirability on sales which is again as Trevor mentioned why we are selling some of the older assets such as the 'Sea' and the 'Seeker' versus 2004.

Robert Ryan: OK. And -and finally for those of us it can be hard to find information in the US on Kistefos I think is how you pronounced it. Well, can you tell us a little bit generically about that entity or the person behind it?

Male: Yes, briefly it's a privately owned entity that has interest in different things. Importantly they have been in the vessel business, (Mr. Savas), the controlling shareholder, I think the sole shareholder has been in the boat business for a long time in the North Sea, various vessels, not just OSVs, they've been in other marine operations.

So, very knowledgeable about marine and transportation sorts of issues, but a privately held company with diverse-diverse interest.

Robert Ryan: Thank you.

Trevor Turbidy: They actually-if it's helpful they do have a Web site online. I believe it's (kistofosno).

Robert Ryan: Thanks very much.

Trevor Turbidy: Yes.

Operator: And now I'm taking a question from Steven Rodgers, Whitney & Co.

Steven Rodgers: Yes, hi. I'm sorry if I missed this before. Which type of vessels do you have in Mexico? Are they crew boats or supply boats, what do you have and what's the mix?

Compofelice: Mike, would you go over what we have in Mexico? What we have working down there please?

Mike Wallace: Yes, we currently have four Gulf of Mexico class supply vessels and one crew boat which we operate. We have another vessel en route to Mexico now which is also a supply vessel Gulf class. And then we have four spare boat crew boats.

Steven Rodgers: Great. Thank you.

Operator: And now our final question today will be from Kevin McGoey from QVT Financial.

Kevin McGoey: Yes, hi. I have actually one question about (kistofos). Now I heard that I guess (Viking) was the operation company that they used to have and (Viking) actually contracted for the building of the North Sea fleet that you currently own. Is that correct?

Compofelice: Yes.

Joe Compofelice: Go ahead Trevor.

Trevor Turbidy: Sorry, that's correct.

Kevin McGoey: He has this fleet very well. I mean he had it built.

Trevor Turbidy: That's correct. He actually ended up selling the 'Savick' and we bought the 'Savick' fleet.

Kevin McGoey: OK. Thank you.

Joe Compofelice: OK, I guess that's all of the questions. I want to thank everybody for calling in this morning. And that ends our earnings call.

Trevor Turbidy: Thanks everyone.

Operator: That does conclude your conference for today. Have a great day.

Trevor Turbidy: Thanks Jake.

Operator: You're welcome.

Trevor Turbidy: Bye.

END